FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

AMENDMENT No. 8

to

ANNUAL REPORT

OF

REPÚBLICA ORIENTAL DEL URUGUAY

(Name of Registrant)

__________________

Date of end of last fiscal year: December 31, 2004

SECURITIES REGISTERED*

(As of the close of the fiscal year)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered
N/A	N/A	N/A

Name and address of person authorized to receive notices

and communications from the Securities and Exchange Commission:

Andrés de la Cruz

Cleary Gottlieb Steen & Hamilton LLP

Main Tower

Neue Mainzer Strasse 52

60311 Frankfurt Am Main

Germany

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*	The Registrant is filing this annual report on a voluntary basis.

Explanatory Note

This amendment to República Oriental del Uruguay’s (the “Republic”) Annual Report on Form 18-K for the fiscal year ended December 31, 2004 (the “Annual Report”) comprises:

(a)	Pages numbered 1 to 4 consecutively.
(b)	The following exhibit:
	Exhibit 99.E:	Recent Developments.

This amendment to the Annual Report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant, República Oriental del Uruguay, has duly caused this amendment to the Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Montevideo, Uruguay on the 15th day of March 2006.

REPÚBLICA ORIENTAL DEL URUGUAY

By: /s/ Danilo Astori
Danilo Astori
Minister of Economy and Finance of República Oriental del Uruguay

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EXHIBIT INDEX

Exhibit 99.E:	Recent Developments.

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